Exhibit 16.1

March 17, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 14, 2011, of International Shipholding Corporation and are in agreement with the statements contained in the first paragraph, the fifth and sixth sentences of the second paragraph and the fourth through sixth paragraphs on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP